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                                                                     EXHIBIT 12


                                                            November 17, 1999

Delta Air Lines, Inc.
1030 Delta Boulevard
Atlanta, GA 30320

Ladies and Gentlemen:

            In connection with the public offering of the common stock of priceline.com Incorporated ("priceline.com"), you agreed in the Underwriting Agreement dated August 11, 1999 among priceline.com, the selling stockholders and the underwriters named therein (the "UNDERWRITING AGREEMENT") to restrict your right to sell, dispose and engage in certain other transactions in the common stock and common stock equivalents of priceline.com. We are writing to release you from the restrictions set forth in the Underwriting Agreement with respect to 8,440,067 shares of priceline.com common stock that you hold for the purpose of selling such shares of common stock in compliance with Rule 144 under the Securities Act of 1933. This release shall be effective as of November 17, 1999. .

                                                         Very truly yours,

                                                         /s/ WILLIAM SANDERS

                                                         William Sanders
                                                         Principal